Exhibit 99.2

            Comments for Second Quarter 2006 Earnings Conference Call
                            Thursday, August 3, 2006
                                  10:30AM (EST)

Dial In #: 888-552-7850             International Dial In #: 706-645-9166

Introduction (G. Laskaris)

 Note: Conference Call Host will read the Disclaimer.

-    Welcome to KeySpan's Second Quarter 2006 Earnings Conference Call.

- A copy of our Earnings Press Release is available on our web site if you have not already received an email or fax copy. Our 10-Q was also filed with the SEC this morning.

-    Our conference call format today is as follows:

- Bob Catell, KeySpan's Chairman of the Board and CEO, will open and close the call with comments on earnings and an update on recent developments.

- Bob Fani, KeySpan's President and Chief Operating Officer, will provide an operational update on our regulated and unregulated operations.

- Gerry Luterman, Chief Financial Officer and Executive Vice President, will follow with a discussion of our financial results.

-    And we will take questions at the end of the call.

- Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group, and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- An online webcast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

-    And now, our Chairman and CEO, Bob Catell.





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Strategic Overview  (R.B. Catell)

Thank you, George, and good morning. Before I address the financial results, I am pleased to report that our transaction with National Grid continues to move forward as both state and federal regulatory filings are progressing. Recently, on July 20th, KeySpan and National Grid filed a proposed plan with the New York State Public Service Commission, seeking approval of the merger along with a ten year rate plan. The proposed plan will provide gas customers in New York with over $500 million in savings through enhanced operational efficiencies, coordinated management of energy supply and enhanced conservation. In addition the filed rate plan proposal provides for a rate freeze of 18 months followed by rate increases of 2.7% for New York City and 2.45% for Long Island in years 3, 5, 7 and 9. Rates would have increased significantly without this transaction. Through this proposal we are delivering on our promise to bring savings and additional benefits to customers in New York and on Long Island.

This filing is yet another step in the process of gaining regulatory approval for the transaction. Earlier in the quarter, on May 25th, the companies filed a joint application with the Federal Energy Regulatory Commission seeking a ruling that would determine that the transaction is in the public interest. In addition, in early July, the transaction gained clearance by the Federal Trade


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Commission under Hart Scott Rodino  antitrust  requirements and the Committee of
Foreign Investments in the United States. We now expect to make filings with both the New Hampshire Public Utilities Commission and the State of New Jersey Board of Public Utilities in the next several weeks. In addition, we will seek approval of the transaction at our annual shareholders meeting which has been scheduled for August 17th. The National Grid shareholders met on July 31st and I
am  happy  to  report  voted  strong   approval  for  moving  forward  with  the
transaction. In addition, Institutional Shareholder Services, one of the major proxy advisory firms just released its report on KeySpan's proxy recommending approval of the merger.

As we reported last quarter, integration teams have been established and are working well together to realize the full potential of the transaction. In the coming months, we will work very closely with the state commissions to receive approvals for this transaction which will provide substantial benefits to our customers, employees and shareholders. We look forward to closing on the transaction in 2007 and joining forces with one of the largest and most efficient energy companies in the world.

In terms of the second quarter, earnings were $0.28 per share for 2006, as compared to $0.10 per share for 2005. These favorable results benefited from higher operating income from our core gas business as well as lower financing and tax expenses. On a six month basis, 2006 earnings were $1.47 per share


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compared to $1.51 per share.  These results reflect higher  operating  income in our electric segment as well as lower financing and tax expenses as noted for the quarter. These helped to partially offset the impact of the extremely warm weather in the first quarter on gas segment results.

I am glad to report that in spite of the current high price gas environment, our growth model for adding new gas customers has continued to perform well. Bob Fani will discuss the results shortly.

These earnings results were realized consistent with our strong financial position supported by strong cash flows and a debt to total capitalization below 50%, which helps support our dividend, which as you remember, was increased to $1.86 per share this year.

Looking at our performance in terms of operating income, results for the second quarter increased 4% to $108 million, compared to $103 million last year. The primary driver of these results were higher earnings from the gas distribution segment, offset by lower capacity and energy margins at the New York City Ravenswood Plant. Also reflected in the results for the Electric Services Segment is a gain recognized on a financial capacity swap entered into by the company. This swap is completely unrelated to the physical side of the business.


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Operating  income  results for the first half of 2006  decreased  $45 million to
$497 million compared to $542 in 2005, driven predominantly by the extremely warm weather experienced in the first quarter which impacted our gas segment. This was partially offset by the electric segment which benefited from a good first quarter in energy margins and the gain on the financial capacity swap. I am also pleased to report that the Energy Services benefited from increased profitability for both quarter and year-to- date periods.

And now an update on other items:

- Following the announcement of the proposed acquisition, LIPA, National Grid and KeySpan have engaged in discussions concerning the impact of the transaction on LIPA's operations. These discussions are going well and we expect a resolution in the near future.

- With respect to our new investments and projects, we continue to move through the regulatory approval process for our new growth pipeline projects, Millennium and Islander East, which will further diversify gas supply in the Northeast and help stabilize prices, an issue that is currently being highlighted with the high cost of gas. We expect these projects to come on line in the 2008 timeframe. Although the process is slow, we remain committed to these projects as they are a major component of our gas system expansion strategies.


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At this time,  I will turn the  discussion  over to Bob Fani who will review our operations.

Operational Update -  (R.J. Fani)

Thank you, Bob, and good morning.


Looking at the operational highlights for the first quarter, I would like to start with the gas distribution business, which as you know serves our New York City, Long Island and New England regions.

For this segment, I am pleased to report our second quarter operating income results increased $9 million to $39 million as compared to $30 million for the same period last year. The quarter benefited from higher net gas revenues of $13 million offset slightly by higher operating expenses, primarily from increased employee benefit costs.



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For the first six months,  operating  income  results of $376  million  were $46 million lower than last year. These lower results primarily reflect the extremely warm weather experienced in the first quarter, which was 15% warmer than last year as well as the impact of a high gas price environment.

Despite the impact of weather and high gas prices, we continued to achieve strong results from organic growth across all our service territories. For the first six months of the year we have added approximately 19,000 gas installations, adding approximately $19 million in new gross profit margin from new gas equipment additions and conversions, which puts us on target to achieve our year end $50 million GPM goal.

This continued growth reflects the strong fundamentals of the gas business with opportunities across all our service territories.

In terms of revenues and expenses for the six month period;

Net revenues were $33 million lower compared to last year, due to the warm first quarter and gas prices which were 25% higher than last year, resulting in lower usage per customer. The lower net revenue includes the following items:




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o    $39 million lower firm gas revenues, as the favorable impact of load growth additions was more than offset by declining usage per customer,


o which was partially offset by $7 million in higher net revenues in our large volume heating and interruptible markets.


o These results include the positive impact of $25 million from the weather normalization adjustments for our New York and Long Island service territories.


Operating income for the first six months was further impacted by an increase in operating expenses of $14 million, primarily due to an increase of $11 million from employee benefit related costs as well as a higher provision for uncollectibles of $2.5 million as a result of increasing gas costs.


Moving to the Electric Services business... which provides generation to the New York City and Long Island load pockets and manages the Long Island Power Authority's transmission and distribution system under long-term contracts.




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For this segment, second quarter operating income decreased by $4 million to $62 million, compared to $66 million last year. These results primarily reflect the anticipated decrease in net revenues of $25 million from the Ravenswood generating plant as a result of lower energy and capacity margins. Capacity revenues were down $21 million due to recently installed capacity additions in New York City, and energy margins were lower by $4 million due to both lower realized spark spreads and a 25% decrease in the level of energy sold. Weather for the second quarter was 12% cooler than last year.

Offsetting this decrease was an increase of $4 million associated with KeySpan's electric marketing activities as well as a gain of $18 million recognized from the financial capacity swap entered into by the company. Earlier in the year, KeySpan entered into a fixed for floating unforced capacity financial swap with Morgan Stanley for a three year period.

For the first six months, operating income increased by approximately $10 million to $127 million compared to $117 million for the same period last year, due primarily to the $18 million gain from the financial capacity swap that I just mentioned for the second quarter results. Net revenues at the Ravenswood plant were down $1 million reflecting lower capacity revenues of $35 million due to new generation in New York City, partially offset by increased energy margins



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of $34 million. The increase in energy margins,  primarily realized in the first quarter, benefited from the dual fuel nature of the Ravenswood plant and our continued hedging strategy of locking in attractive energy prices in the New York City energy market. In addition, LIPA net revenues were lower due to timing of incentives and a reduction in service fee revenues.

Consistent with our low risk business model, we have hedges in place at Ravenswood which lock in energy margins for approximately 50% of the plant's on-peak capability.

Turning to Energy Investments...


.... which is comprised of the Company's complementary investments in natural gas pipelines, storage, and other energy-related projects, as well as our Seneca Upshur gas exploration and production operations in West Virginia. This segment reported operating income of $4 million for the second quarter as compared to $6 million for the same period in 2005. For the six month period, operating income was $7 million versus $12 million last year. The primary driver of these results is reduced earnings from our interest in the Iroquois Pipeline System, which experienced a decline in transportation rates. In addition, 2005 results reflected the benefit of a positive court settlement relating to a defaulted supply contract.





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Moving now to Energy Services...

which provides energy related services and products to homes and businesses in the New York City and Boston metropolitan areas. I am pleased with the performance of this segment. Energy Services is ahead of Company expectations, achieving an operating income of $2 million for the second quarter, compared to a loss of $3 million for the same period last year. Year-to-date results are similar with operating income of $2 million compared to a loss of $6 million last year. This enhanced performance reflects higher gross profit and operating margin in the engineering division and the residential equipment installation and service contract business.




At this point, I will turn it over to Gerry for a more detailed financial review of our results.



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Financial Update    (G. Luterman)

Thanks, Bob, and good morning. The company continued to maintain its strong financial position while we execute on our low risk business strategy.

As we all know we are in a rising interest rate environment. I am pleased to report that despite increasing interest rates, we were able to reduce interest expense by $13 million compared to the second quarter last year. Part of this reduction is a direct result of the success of KeySpan's refinancing program over the past several years where we have replaced some our higher cost debt at lower rates. We currently have 90% of our debt at fixed rates, limiting our exposure. In addition, we achieved a favorable tax resolution with the New York City Department of Taxation and Finance regarding the level of income taxes to be paid by the Ravenswood plant. As a result of the settlement, KeySpan reversed a previously recorded interest reserve of $6 million which had been established in connection with the possible payment of this tax.






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In addition,  two issues  regarding the final tax returns from 1996-1999 for the predecessor companies, The Brooklyn Union Gas Company and the Long Island Lighting Company, were resolved in the second quarter. As a result of this settlement and the Ravenswood tax settlement with New York City, the Company realized a tax benefit of $16 million.

Please note that our year-to-date results presented today as compared to last year include the $0.08 per share dilutive impact from the May 2005 equity issuance of 12.1 million shares associated with the conversion of the MEDS Equity Units. In addition, these results include and will continue to include the normal costs associated with the acquisition and ongoing integration efforts which on a year-to-date basis amount to approximately $10 million pre tax.

In addition we continued to strengthen our financial position and balance. Our long term debt stands at $3.9 billion, resulting in a debt to total capitalization of approximately 47.3%, supporting our `A' quality credit ratings. This provides us with liquidity and excellent access to the capital markets.

Turning now to cash flow and capital expenditures.


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I am pleased to report that cash flow from  operations  for the first six months increased by approximately $325 million compared to the same period last year. This reflects the favorable working capital requirements as well as the timing of payments for income taxes and employee pension and other postretirement plans. The favorable working capital requirements reflect receipt of customer payments associated with this year's winter season.

Capital expenditures of $247 million for the year-to-date period are $15 million higher than last year, primarily due to the timing impact of certain gas main and service work is removed, and we are on target to achieve our year end goal. This reflects on our continued focus on capital efficiency - primarily in the gas distribution business.

And lastly, but maybe most importantly, the Company's Board of Directors declared a quarterly common stock dividend of $0.465 per share, which was paid on August 1, 2006, to shareholders of record at the close of business on July 12, 2006. This dividend currently provides a yield to our shareholders of approximately 4.5%

I will now turn it back to Bob for some closing comments






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Closing Comments  (R.B. Catell)

Thank you, Gerry, for the financial update.

We remain focused on executing on our strategy of growing our gas business as we continue to add new gas customers. Our electric plants are in top form as they have been critical to meet the record demand levels experienced in both New York City and Long Island during the last several weeks. We will work diligently with the regulators to receive the remaining federal and state regulatory approvals required to complete our transaction with National Grid and become part of an excellent and world wide competitive international energy company.

Thank you, and we would now be glad to take your questions.











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